Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2011, in the Registration Statement (Form S-4) and related Prospectus of Florida East Coast Railway Corp. for the registration of $475 million aggregate principal 8 1/8% Senior Secured Notes.

/s/ Ernst & Young LLP

Jacksonville, FL

May 3, 2011